Mail Stop 0407

      							July 14, 2005


Jon A. Deluca
Director, President and Chief Executive Officer
FiberNet Telecom Group, Inc.
570 Lexington Avenue
New York, NY  10022

	Re:	FiberNet Telecom Group, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 30, 2005

		Form 10-Q for Fiscal Quarter Ended March 31, 2005
				File No. 0-24661

Dear Mr. Deluca:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director





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Mr. Jon A. Deluca
FiberNet Telecom Group, Inc.
June 21, 2005
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